Exhibit 99.1
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633
FOR IMMEDIATE RELEASE
BIOCRYST REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
Birmingham, Alabama — August 9, 2007 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the quarter ended June 30, 2007. The Company reported revenues of $13,444,000 in the second quarter of 2007, compared to $1,558,000 in the second quarter of 2006. The net loss for the quarter ended June 30, 2007 was $6,963,000, or $0.24 per share, compared to a net loss of $10,083,000, or $0.35 per share, for the quarter ended June 30, 2006. As of June 30, 2007, the Company had cash, cash equivalents and investments of $42.5 million.
Second Quarter 2007 Financial Results
Collaborative and other research and development revenues increased in the second quarter of 2007 to $13,444,000 compared to $1,558,000 in the same period last year. The increase is primarily due to revenue recognized from the contract with the U.S. Department of Health and Human Services for the development of peramivir and the continuing amortization of deferred revenue from our collaborative agreements.
Research and development (“R&D”) expenses were $19,013,000 in the second quarter of 2007, compared to $11,190,000 in the second quarter of 2006. The increase in R&D expenses is primarily attributable to costs associated with the manufacturing of peramivir and Fodosine™, animal studies related to our preclinical compounds and an increase in personnel related costs, including an increase in the non-cash share-based compensation expense for the quarter.
General and administrative (“G&A”) expenses were $2,013,000 for second quarter of 2007, compared to $1,384,000 for the second quarter of 2006. The increase in G&A expenses is primarily due to an increase in personnel related costs as a result of increased headcount, including an increase in the non-cash share-based compensation expense for the quarter.
Year-to-Date 2007 Financial Results
Collaborative and other research and development revenues increased for the six months ended June 30, 2007 to $22,603,000 compared to $2,330,000 in the same period of last year. The year-to-date increase is primarily due to revenue recognized from the contract with the U.S. Department of Health and Human Services for the development of peramivir and the continuing amortization of deferred revenue from our collaborative agreements.

R&D expenses were $35,208,000 for the six months ended June 30, 2007, compared to $19,234,000 for the same period in 2006. The increase in R&D expenses is primarily attributable to costs related to manufacturing for our lead drug candidates, peramivir and Fodosine™, costs associated with the advancement of our clinical programs for these drug candidates, an increase in personnel related costs supporting the personnel required for the advanced development of our drug candidates and an increase in animal studies related to our preclinical compounds.
G&A expenses were $4,385,000 for the six months ended June 30, 2007, compared to $2,879,000 for the same period in 2006. The increase in G&A expenses is primarily due to an increase of $940,000 in the non-cash share-based compensation expense for the period, additional compensation expense related to an increase in personnel and additional professional fees.
Corporate Update
“The second quarter was highlighted by multiple pipeline related accomplishments,” said Jon P. Stonehouse, President and CEO of BioCryst. “Of primary significance we made solid progress toward our goal of being ready to enroll patients in an extensive Phase III program studying IM peramivir which is planned for this coming flu season. In addition, we reached agreement with the FDA on the protocol for our pivotal Phase IIb trial of oral Fodosine in patients with CTCL. As a result we will conduct that trial under a Special Protocol Assessment. Our BCX-4208 program, partnered with Roche, entered Phase IIa testing in patients with psoriasis and we strengthened our resources by adding experienced individuals to our senior management team. Additionally, we announced earlier this week that we have entered into an agreement with a group of existing BCRX shareholders to raise $65.3 million in a private placement. Completing this offering will give us the financial flexibility to execute on our strategic plan, as we work to develop therapies that will improve patients’ quality of life while also creating shareholder value.”
Conference Call and Webcast
At 10:00 a.m. Eastern Time, BioCryst will host a conference call and live webcast. BioCryst management will discuss the company’s second quarter results and provide an update on the company’s programs and business results.
To access the webcast via the internet, log on to http://www.biocryst.com. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternately, please call 1-800-817-4887 (U.S.) or 1-913-981-4913 (international). Telephone replay will be available. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international) and dial the participant passcode 6741373. The webcast will be archived on http://www.biocryst.com.
About BioCryst
BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections. The company is advancing multiple internal programs toward potential commercialization including Fodosine™ in oncology, BCX-4208 in transplantation and autoimmune diseases and peramivir in seasonal and life-threatening influenza. BioCryst has a worldwide partnership with Roche for the development and commercialization of BCX-4208, and is collaborating with Mundipharma for the development and commercialization of Fodosine™ in markets across Europe, Asia, Australia and certain neighboring countries. In January, 2007 the U.S. Department of Health and Human Services (DHHS) awarded a $102.6 million, four-year contract to BioCryst for advanced development of peramivir to treat seasonal and life-threatening influenza. In February 2007 BioCryst established a partnership with Shionogi & Co., to develop and commercialize peramivir in Japan. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.
Forward-looking statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that the Phase II clinical trials of peramivir may not be successful, that the Phase II trial of BCX-4208 for psoriasis may not be successfully completed, that development and commercialization of Fodosine™ in both T-ALL and CTCL may not be successful, that we may not resolve satisfactorily the particulate matter issue with the intravenous formulation of Fodosine™, that DHHS could reduce or eliminate funding for peramivir, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trials for Fodosine™ that are currently planned to be pivotal, that we may not be able to commence the proposed Phase III trial for peramivir within the time frame we currently expect or at all, that we may not be able to announce preclinical developments for additional compounds by year-end 2007 as currently proposed, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products, the conditions to closing the private placement may not be satisfied, and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.
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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
Condensed Statements of Operations (unaudited)
     (in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Collaborative and other research and development	$13,444	$1,558	$22,603	$2,330

Expenses:
Research and development	19,013	11,190	35,208	19,234
General and administrative	2,013	1,384	4,385	2,879

Total expenses	21,026	12,574	39,593	22,113

Loss from operations	(7,582)	(11,016)	(16,990)	(19,783)

Interest and other income	619	933	1,202	1,818

Net loss	$(6,963)	$(10,083)	$(15,788)	$(17,965)

Basic and diluted net loss per common share	$(0.24)	$(0.35)	$(0.54)	$(0.62)

Weighted average shares outstanding	29,420	29,184	29,371	29,061
Balance Sheet Data (in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$42,511	$46,236
Total assets	78,426	68,485
Accumulated deficit	(211,269)	(195,481)
Stockholders’ equity	9,343	21,155